EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Compton Petroleum Corporation

We consent to the inclusion in this annual report on Form 40-F of:

▪

our Independent Auditors’ Report dated March 20, 2009 on the consolidated balance sheets of Compton Petroleum Corporation (the “Company”) as at December 31, 2008 and 2007, and the consolidated statements of earnings (loss) and other comprehensive income, retained earnings and cash flow for each of the three years in the period ended December 31, 2008; and

▪	our Independent Auditors’ Report dated March 20, 2009 on the effectiveness of internal control over financial reporting as at December 31, 2008;

each of which is contained in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2008.

Calgary, Canada
March 30, 2009	Chartered Accountants